UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒	Definitive Information Statement

ADAPTIVE MEDIAS, INC.

(Name of Registrant as Specified in its Charter)

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ADAPTIVE MEDIAS, INC.

16795 Von Karman, #240

Irvine, CA 92606

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF OUR MAJORITY SHAREHOLDERS

Dear Shareholders:

We are writing to advise you that our Board of Directors and the holders of a majority of our outstanding common stock, $0.001 par value (the “Common Stock”), have approved:

1.	An amendment to the Amended and Restated Adaptive Medias, Inc. 2010 Stock Incentive Plan, attached hereto as Exhibit A, in order to increase the maximum aggregate number of shares that may be issued thereunder to 30,000,000;

2.	An acquisition by the Company of certain assets of OneScreen, Inc., a Delaware corporation (“OneScreen”), via its spun-off former subsidiary, Media Graph, Inc., a Nevada corporation (“Media Graph”); and

3.	A reverse split of our issued and outstanding shares of Common Stock, at a ratio of up to 1-for-30, which ratio shall be determined by our Board of Directors in its sole discretion, and which shall be effectuated, if at all, during the 2014 calendar year.

With the exception of Item 1 above, which was approved by our Board of Directors on December 4, 2013, these actions were approved on April 14, 2014 by our Board of Directors. In addition, these actions were approved by a majority of our shareholders by written consent in lieu of a special meeting effective April 14, 2014 in accordance with the relevant sections of the Nevada Revised Statutes.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying Information Statement is furnished only to inform shareholders of the action taken by written consent described above before they take effect in accordance with Rule 14c-2, promulgated under the Securities Exchange Act of 1934, as amended.  The Information Statement is first being mailed to you on or about June 23, 2014.

The Information Statement is for information purposes only and explains the action taken by written consent.  Please read the accompanying Information Statement carefully.

June 13, 2014	Very truly yours,

/s/ Qayed Shareef
Qayed Shareef
Chief Executive Officer

ADAPTIVE MEDIAS, INC.

16795 Von Karman, #240

Irvine, CA 92606

INFORMATION STATEMENT REGARDING ACTION TO BE TAKEN BY WRITTEN CONSENT OF MAJORITY SHAREHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being sent by first class mail to all record and beneficial owners of the Common Stock of Adaptive Medias, Inc., a Nevada corporation, which we refer to herein as “Company,” “we,” “our,” or “us.”  The mailing date of this Information Statement is on or about June 23, 2014.  The Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our shareholders of an action we are taking pursuant to written consents of a majority of our shareholders in lieu of a meeting of shareholders.

On April 14, 2014, the record date for determining the identity of shareholders who are entitled to receive this Information Statement, we had 168,261,824 shares of Common Stock issued and outstanding.  The Common Stock constitutes the sole outstanding class of voting securities.  Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to shareholders.

NO VOTE OR OTHER CONSENT OF OUR SHAREHOLDERS IS SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

With the exception of Item 1, below, which was approved by our Board of Directors on December 4, 2013, on or around April 14, 2014, our Board of Directors approved:

1.	An amendment to the Amended and Restated Adaptive Medias, Inc. 2010 Stock Incentive Plan, attached hereto as Exhibit A, in order to increase the maximum aggregate number of shares that may be issued thereunder from 15,000,000 to 30,000,000;

2.	An acquisition by the Company of certain assets of OneScreen via its spun-off subsidiary, Media Graph; and

3.	A reverse split of our issued and outstanding shares of Common Stock at a ratio of up to 1-for-30, which ratio shall be determined by our Board of Directors in its sole discretion, and which shall be effectuated, if at all, during the 2014 calendar year.

On April 14, 2014 shareholders who beneficially own in the aggregate 84,596,274 shares, or approximately 50.33% of our issued and outstanding Common Stock, consented in writing to the above action in accordance with the Nevada Revised Statutes.

The elimination of the need for a meeting of shareholders to approve this action is made possible by Section 78.320 of the Nevada Revised Statutes, which provides that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding at least a majority of the voting power. In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities. In the ordinary course, future issuances of shares, up to the authorized number of shares provided for in our Articles of Incorporation, will not require the approval of our shareholders under Nevada law.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries, and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

The actions approved by our shareholders are as follows:

Item 1

Amendment to 2010 Amended and Restated 2010 Stock Incentive Plan

On December 4, 2013, the Company’s Board of Directors approved an amendment (the “Plan Amendment”) to the Company’s Amended and Restated 2010 Stock Incentive Plan, subject to shareholder approval, to increase the number of shares authorized to be issued thereunder from 15,000,000 to 30,000,000. On April 14, 2014, the shareholders of the Company formally approved the Plan Amendment by written consent.

The following table sets forth certain information regarding the Company’s Amended and Restated 2010 Stock Incentive Plan as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)

Equity compensation plans approved by security holders	14,261,667	(1)	$0.13	438,883
Equity compensation plans not approved by security holders	2,000,000	(2)	$.08	13,000,000
Total	16,261,667		$0.12	13,438,333

(1) Consists of our Amended and Restated 2010 Stock Incentive Plan. The Plan provides for the grant of non-statutory or incentive stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards to the Company’s employees, Officers, Directors or consultants. The Board of Directors administers the Plans, selects the individuals to whom awards will be granted, determines the number of awards to be granted, and the term and exercise price of each award. Stock options granted pursuant to the terms of the Plans are generally granted with an exercise price of 100% of the fair market value on the date of the grant (110% for awards issued to a 10% or more stockholder). The term of the options granted under the Plans cannot be greater than 10 years; 5 years for a 10% or more stockholder. Options vest at varying rates.

(2) On December 3, 2013, the Company’s Board of Directors approved the Amended and Restated 2010 Stock Incentive Plan which increased the number of shares issuable pursuant to the Plan by 15,000,000 to 30,000,000 shares.

Item 2

Acquisition of Certain Assets of OneScreen, Inc.

On April 14, 2014, the Board of Directors approved the acquisition (the “Acquisition”) of certain assets of OneScreen which immediately prior to the Acquisition will be held by OneScreen’s spun-off former subsidiary, Media Graph, in exchange for 150,000,000 shares of the Company’s Common Stock on a pre-Reverse Split basis (the “OneScreen Stock Issuance”), pursuant to terms to be negotiated. WNA Technologies, a company managed by Norman Brodeur, Chief Executive Officer of OneScreen, owns 8,166,666 shares, approximately 4.43%, of the Company’s common stock. Through such investment, Mr. Brodeur developed a relationship with the Company, which led to a certain Management and Consulting Technology License Agreement between OneScreen and the Company, effective as of December 1, 2013 and filed with the SEC on February 13, 2014 (SEC Accession No. 0001144204-14-008226) (the “Management and Consulting Agreement”). The successful contractual relationship led to further discussions, resulting in the decision to merge the two companies. The Company is not aware of any material relationships between the Company and its affiliates or between OneScreen and its affiliates other than as disclosed herein or in previous filings with the SEC.

The assets to be acquired consist solely of intellectual property which will be used to enhance the Company’s end-to-end audience and content monetization platform for display, mobile, and video advertising across all digital channels and environments. This includes video storage and hosting, video encoding, content management, HTML5/Flash video players, and advertising inventory management.

OneScreen shareholders will receive consideration equal to approximately $16,500,000, which reflects the Company's estimate of the value of assets to be acquired. This estimate value is based on the number of shares to be issued to OneScreen’s shareholders and the Company's average trading price over the last fifty days of $0.11 per share.  The Board of Directors determined, in its reasonable business judgment, that the valuation was appropriate by considering the current close and continuing contractual relationship between the Company and OneScreen, evaluating the Company's expected use of the assets to be acquired, reviewing OneScreen's operating assets and revenues in relation to valuations of several similar companies, and considering a 2013 third party valuation of OneScreen.   In the 2013 valuation, the implied value of OneScreen was approximately $17,746,000.  OneScreen obtained this valuation from a leading international audit, tax, and advisory firm in connection with an unrelated transaction which was ultimately terminated. The Company’s Board of Directors determined that such third party valuation is applicable as an additional data point related to the proposed acquisition by the Company.

The Board of Directors determined, in an arm’s length discussion, that structuring the transaction as an asset purchase in exchange for Company stock is in the best interests of the Company and its shareholders. The Company does not have sufficient cash to proceed with a cash-for-stock or cash-for-assets transaction. Furthermore, the Company is only interested in acquiring certain assets from OneScreen and does not wish to acquire any liabilities.

The Company currently has 184,316,319 shares of Common Stock authorized and outstanding out of 300,000,000 shares of Common Stock authorized. Since it is contemplated that, as consideration for the Acquisition, the Company would issue 150,000,000 shares of its Common Stock, the Company lacks a sufficient number of shares to consummate the Acquisition without first effectuating the Reverse Split. Thus, a potential disadvantage to the Acquisition is that the OneScreen Stock Issuance would substantially dilute the Common Stock holdings of our existing shareholders, causing the recipients of the OneScreen Stock Issuance to acquire approximately 47.2% of the Company’s outstanding Common Stock as a direct result of the Acquisition.

Media Graph’s office is located at 520 Broadway, Suite 350, Santa Monica, California 90401. Management has determined, through the exercise of good faith and reasonable business judgment, that the Acquisition will provide the Company with certain intellectual property assets that will support and grow the Company’s current business.

Item 3

Reverse Stock Split

On April 14, 2014, the shareholders of the Company authorized our Board of Directors to effectuate a reverse stock split, in such Board’s discretion (the “Reverse Stock Split”), if at all. The Reverse Stock Split would cause up to thirty (30) issued and outstanding shares of the Company’s Common Stock to be changed and converted into one (1) share of Common Stock in the Board’s absolute discretion—to be effectuated, if at all, during the 2014 calendar year.

If the Reverse Split is effected by the Board of Directors, then the Company will continue to have 300,000,000 shares of Common Stock authorized for issuance but the number of outstanding shares of the Company’s Common Stock will be reduced from 184,316,319 shares to as few as approximately 6,100,000 shares. Each shareholder entitled to a fractional share of the Company’s Common Stock as a result of the Reverse Split will receive a whole share of the Company’s Common Stock in lieu of the fractional share. Once the Company effectuates the Reverse Split, the Company will have up to approximately 294,000,000 authorized but unissued shares of Common Stock available for issuance.

The authorized but unissued shares of Common Stock will be available for issuance from time to time as may be deemed advisable by the Board of Directors for various purposes including, but not limited to, the Acquisition, should it be consummated, the issuance of Common Stock in connection with the exercise of outstanding warrants or other convertible or derivative securities that have been or may be issued by the Company, the issuance of Common Stock in financing or acquisition transactions and the issuance of Common Stock to consultants, contractors or employees. The Board of Directors will be able to authorize the issuance of Common Stock for these transactions without the necessity, and related costs and delays, of either calling a special shareholders’ meeting or waiting for the regularly scheduled annual meeting of shareholders in order to increase the authorized capital.

The Reverse Stock Split is not intended to have an anti-takeover effect and is not part of any series of anti-takeover measures included in the Articles of Incorporation or the bylaws of the Company in effect on the date of this Information Statement. However, the additional authorized and unissued shares of Common Stock could be issued to make any attempt to gain control of the Company or the Board of Directors more difficult or time consuming and to make it more difficult to remove management. (See “Effect of Reverse Split and Potential Anti-Takeover Effect” below).

Criteria for Determining the Split Ratio

The Board shall determine the split ratio based upon a review of the capital structure of the Company, including shares and convertible instruments outstanding, share price, general market conditions and the potential benefits that may result from the Reverse Split.

The Reverse Stock Split

The following table reflects the number of shares of Common Stock that would be outstanding as a result of the Reverse Split and the approximate percentage reduction in the number of outstanding shares based on approximately 184,316,319 shares of Common Stock that are anticipated to be outstanding on the date of the Reverse Split.

Proposed Reverse Split Ratio	Percentage Reduction	Approximate Shares of Common Stock to be Outstanding After the Reverse Split
1-for-10 reverse split	90.0%	18,431,632
1-for-20 reverse split	95.0%	9,215,816
1-for-30 reverse split	96.7%	6,143,877

Effectiveness of the Reverse Stock Split and Mechanism for Share Exchange

The Reverse Split will become effective with the approval by the Board of Directors and the completion of all necessary filings with the Nevada Secretary of State, as required by the Nevada Revised Statutes (the “Split Effective Date”). The Board of Directors may abandon the Reverse Split if it determines that it is in the best interests of the Company and our shareholders to do so. The Company must effectuate the Reverse Split before January 1, 2015. If the Company fails to do so before that date, the authority will lapse.

On the Split Effective Date, each two (2) to thirty (30) shares of the Company’s Common Stock issued and outstanding or held as unissued immediately prior to the Split Effective Date will automatically, without any action on the part of the holder thereof, be reclassified and changed into one (1) share of Common Stock which the Company will be authorized to issue immediately following the Split Effective Date. If any conversion would create a fractional share, the fractional share will be disregarded and the number of shares of Common Stock issuable upon the conversion, in the aggregate, will be rounded up to the nearest whole number of shares of Common Stock.

The table below illustrates, as of the date of this Information Statement, the number of shares of Common Stock that are issued and outstanding, the number of shares of Common Stock available for issuance and the number of shares of Common Stock that are authorized.

Number of Shares Outstanding	Number of Shares Available for Issuance	Number of Shares Authorized
184,316,319	115,683,681	300,000,000

Giving effect to the Reverse Split and assuming no change to the number of shares of Common Stock that are issued and outstanding on the date of this Information Statement, the table below illustrates the number of shares of Common Stock that will be issued and outstanding, the number of shares of Common Stock that will be available for issuance and the number of shares of Common Stock.

Number of Shares Outstanding	Number of Shares Available for Issuance	Number of Shares Authorized
6,143,877	293,856,123	300,000,000

* Based on a 30-1 Reverse Split ratio, the maximum authorizable by the Board of Directors.

Other than the Acquisition, and as required if holders of our warrants or stock options exercise them, we have no plans, proposals or arrangements to issue the additional shares that will be unreserved and available for issuance as a result of the Reverse Split. We currently have outstanding warrants and options for the purchase of 90,660,135 shares of Common Stock.

Effect of Reverse Split and Potential Anti-Takeover Effect

Except as set forth under Proposal 2, above, management does not anticipate that our financial condition, the percentage ownership of the Company’s Common Stock by management, the number of our shareholders, or any aspect of our business will materially change as a result of the Reverse Split. Because the Reverse Split will apply to all issued and outstanding shares of Common Stock and outstanding rights to purchase Common Stock or to convert other securities into Common Stock, the proposed Reverse Split will not alter the relative rights and preferences of existing shareholders. However, as noted above, the number of authorized shares of Common Stock will remain at 300,000,000, but the number of shares of Common Stock outstanding will be decreased. As a result, we could potentially issue a total of up to approximately 293,856,123 (assuming a 30 for 1 Reverse Split) additional shares of Common Stock, as opposed to a total of approximately 115,683,681 additional shares of Common Stock that would have been available to issue had the Reverse Split not occurred.

The increase in our authorized shares will not be used by management to make it more difficult or to discourage a future merger, tender offer or proxy contest or the removal of incumbent management. This proposal is not the result of management’s knowledge of an effort to accumulate our securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

Neither our Articles of Incorporation nor our bylaws presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to our Articles of Incorporation or bylaws to institute anti-takeover provisions. We do not presently have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

There are no rules or practices on any stock exchange that permit such exchange to reserve the right to refuse to list or to de-list any stock which completes a reverse stock split.

Advantages and Disadvantages of the Reverse Split

Management believes that the Reverse Split may result in an increase to the trading price of the Company’s Common Stock and enhance its marketability to the financial community. The potential increases in the trading price and greater interest from the financial community could ultimately improve the trading liquidity of the Company’s Common Stock.

A potential disadvantage to the Reverse Stock Split is that we may issue the additional shares of Common Stock, which could substantially dilute the Common Stock holdings of our existing shareholders.

FORWARD-LOOKING INFORMATION

This Information Statement and other reports that we file with the SEC contain certain forward-looking statements relating to future events performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe, ” “estimate,” “predict,” “potential,” “continue,” or similar terms, variations of such terms or the negative of such terms.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed elsewhere herein.  Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

OUTSTANDING VOTING SECURITIES

AND CONSENTING SHAREHOLDERS

As of the date of the consent by the majority shareholders on April 14, 2014, we had issued and outstanding 168,076,986 shares of Common Stock and had not issued any preferred stock.  Each share of Common Stock is entitled to one vote on matters submitted for shareholder approval.

On April 14, 2014, the holders of 84,596,274 shares (or approximately 50.33% of the shares of Common Stock then outstanding) executed and delivered to the Board of Directors written consents approving the action.  Because the action was approved by shareholders holding a majority of our outstanding shares, no proxies are being solicited with this Information Statement.

The consenting shareholders are set forth below:

Name	Number of Shares	Percent

Qayed Shareef	18,628,900	11.08%
Benjamin Padnos	8,447,314	5.03%
WNA Technologies, Inc.	7,066,666	4.20%
Kasian Franks	7,050,000	4.19%
Richard A. Gates	5,413,883	3.22%
Imperial Asset Group	5,333,333	3.17%
Elliott-Hall Company Limited Partnership	4,000,000	2.38%
Elliott Management Company 401 (K)	3,166,667	1.88%
NUWA Group, LLC	3,000,000	1.78%
John B. Strong	2,936,667	1.75%
Stephen L. Elliott	2,083,334	1.24%
Kim Reed Perell	2,790,550	1.66%
Damian Ancukiewicz	2,491,947	1.48%
Nicolas Borensztein	2,491,946	1.48%
Insight Capital Consultants Corporation	2,000,000	1.19%
Sulaiman Aziz	1,480,000	0.88%
Bret Krogman	1,116,667	0.66%
David N. Dodge, Trustee David and Linda Dodge Family Trust U/A/D 3/12/2004	1,000,000	0.59%
Hoomaun Ataei	980,000	0.58%
Omar Akram	980,000	0.58%
Ignite Capital Partners, Inc.	925,000	0.55%
StartEngine Fund I LP	800,900	0.48%
Meghan O'Holleran	312,500	0.19%
Julia Ferro	100,000	0.06%

Total	84,596,274	50.33%

SECURITIES OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock:

•	each shareholder believed to be the beneficial owner of more than 5% of our Common Stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days, including but not limited to the right to acquire through the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days have been exercised.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name.

The percentage of class beneficially owned set forth below is based on 184,316,319 shares of common stock currently outstanding.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent of Class (1)
Directors and Executive Officers:

Qayed Shareef, CEO and Director (2)	18,628,900	10.11%
Omar Akram, Director (2)	1,480,000	0.80%
Bruce Wiseman, Director (2)	0	0%
Bryan Nguyen, Chief Technology Officer (2)	250,000	0.14%

All directors and officers as a group (4 persons):	20,358,900	11.05%

5% Shareholders:

Qayed Shareef (2)	18,628,900	10.11%

(1)	The percent of class is based on 184,316,319 shares of our common stock currently issued and outstanding.
(2)	The address for these persons is 16795 Von Karman #240, Irvine, CA 92606.

DISSENTERS’ RIGHTS

There is no provision in the Nevada Revised Statutes or in our Articles of Incorporation or bylaws, providing our shareholders with dissenters' rights of appraisal to demand payment in cash for their shares of common stock in connection with the implementation of any of the actions described in this Information Statement.

DELIVERY OF DOCUMENTS TO

SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement will be delivered to multiple shareholders sharing an address, unless contrary instructions are received from one or more of such shareholders. Upon receipt of a written request at the address noted above, the Company will deliver a single copy of this Information Statement and future shareholders communication documents to any shareholders sharing an address to which multiple copies are now delivered.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC that contain additional information about Novint.  You can inspect and copy these materials at the public reference facilities of the SEC’s office located at 100 F Street, NE, Washington, D.C. 20549 and on its web site at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section. Those persons in the United States may also call 1-202-551-8090 for further information.

Exhibit A

AMENDMENT TO

AMENDED AND RESTATED ADAPTIVE MEDIAS, INC. 2010 Stock Incentive Plan

AMENDMENT NO. 1

TO THE

MIMVI, INC.

AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

This Amendment No. 1 to the Mimvi, Inc. Amended and Restated 2010 Stock Incentive Plan (the “Plan”) has been approved by the sole director of Adaptive Medias, Inc. (the “Company”) and shall be effective upon approval by the shareholders of the Company.

The Plan is hereby amended as follows:

1.	The corporate name of the Company is amended to “Adaptive Medias, Inc.”; and

2.	The first sentence of Section 3(a) is amended and restated to read as follows: Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be issued pursuant to Awards granted under the Plan is Thirty Million (30,000,000) Shares (the “Fungible Pool Limit”).

IN WITNESS OF THE FOREGOING, the undersigned Chief Executive Officer of Adaptive Medias, Inc. (the “Company”), certified that the foregoing amendment to the Amended and Restated 2010 Stock Incentive Plan was duly adopted by the Company’s sole director on December 4, 2013.

/s/ Qayed Shareef
Qayed Shareef
Chief Executive Officer